EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

AS FILED

CUSTOM MANUFACTURING AND SUPPLY AGREEMENT

This Custom Manufacturing and Supply Agreement (this “Agreement”) is made by and between VERMED, INC., a Delaware corporation (“Vermed”), and CARDIODYNAMICS INTERNATIONAL CORPORATION, a California corporation (“CardioDynamics”).

Background

1. CardioDynamics owns and has developed certain proprietary impedance cardiography technology (the “ICG Technology”) used in the design of products which non-invasively measure the hemodynamics of a patient’s cardiovascular system.

2. CardioDynamics desires to engage Vermed to manufacture, on CardioDynamics’ behalf, certain impedance cardiography sensors, including BZ-4550-50 sensors (collectively, the “BZ-4550-50 Sensors”), BZ-1550-50 sensors (collectively, the “BZ-1550-50 Sensors”), Medis N-1201 sensors (collectively, the “Medis N-1201 Sensors”) and Medis N-1202 sensors (collectively, the “Medis N-1202 Sensors;” the BZ-4550-50 Sensors, BZ-1550-50 Sensors, Medis N-1201 Sensors and Medis N-1202 Sensors and any ICG sensors developed after the date hereof are hereinafter sometimes referred to collectively as the “Products”) using certain of the ICG Technology, and Vermed is willing to do so, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed by and between the parties as follows:

Section 1. Term. Unless sooner terminated in accordance with Section 16, the term of this Agreement shall begin on the date hereof and continue for a period of five years thereafter.

Section 2. Grant of License. Subject to the terms of this Agreement, CardioDynamics grants to Vermed the non-exclusive right and license to use CardioDynamics’ product specifications, designs and related ICG Technology during the term of this Agreement to manufacture the Products at Vermed’s manufacturing facility in Bellows Falls, Vermont (the “Facility”) solely for sale to CardioDynamics. To the extent the parties jointly develop or make any Improvements (as defined below) to: (i) the ICG sensors, such Improvements shall remain the sole and exclusive property of CardioDynamics, or (ii) the manufacturing processes or gels, such Improvements shall remain the sole and exclusive property of Vermed. As used herein, “Improvements” means processes, designs, technical information and know-how, whether or not patented or patentable, including engineering, scientific and practical information and formulae, manufacturing data and procedures, machinery and equipment designs, technical information recorded on drawings and in specifications, operating manuals and other writings, as applicable.

Section 3. Manufacturing Procedures and Production Standards. Vermed will:

(a)	Purchase and maintain adequate supplies of all the raw materials for the manufacture and packaging of the Products.

(b)	Provide all management, labor, facilities and equipment used or needed for manufacturing the Products.

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(c)	Store (i) all the materials for the manufacture and packaging of the Products prior to their use, and (ii) all finished Products prior to their shipment.

(d)	Manufacture the Products in compliance with all applicable local, state and federal laws and regulations, including 21 C.F.R. Part 820 and the “Minimum Purchased Material Quality Requirements” attached as Exhibit “A” hereto, as they may be amended from time to time by CardioDynamics.

(e)	Manufacture the Products strictly in conformity with this Agreement and the product specifications provided by CardioDynamics and otherwise in a professional manner consistent with the standard of skill and care exercised by manufacturers within Vermed’s industry.

(f)	Label Products only with label copy supplied by CardioDynamics. Artwork changes and costs will be invoiced when incurred. CardioDynamics is responsible for any inventory made obsolete by such changes.

(g)	Make no changes or alterations in the product specifications without specific written approval by CardioDynamics.

Section 4. Forecasts. Not less than thirty (30) days prior to the first date of each fiscal quarter, CardioDynamics will provide Vermed with an estimate of the quantity and type of Products it requires during the next two succeeding calendar quarters (each, a “Forecast”). In addition, CardioDynamics and Vermed will work on a running 3-month “planning window.”

Section 5. Purchase Orders; Shipments: Title; Risk of Loss.

(a)	CardioDynamics will submit a blanket purchase order for a six-month period with scheduled monthly releases in accordance with purchase order procedures established by Vermed. Vermed will maintain one month of finished product safety stock or one-sixth of the requirements for the current six-month blanket purchase order.

(b)	As to each such order, so long as it is in accordance with the terms of this Agreement and does not depart materially from the order quantity and order schedule contained in the applicable Forecast, Vermed will accept it and manufacture and ship the amount of Products specified in the purchase order.

(c)	Title to and risk of loss of the Products shall pass to CardioDynamics at date of inventory transfer. Product on any cancelled blanket order will remain the obligation of CardioDynamics. Any delayed deliveries beyond 90 days past the original shipping date will be treated as an order cancelled by CardioDynamics.

(d)	Vermed will provide a drop-shipment service to CardioDynamics’ customers. CardioDynamics will provide and maintain dedicated computer data terminals at Vermed to enable real-time shipping information to CardioDynamics’ customers. Shipments will be insured by CardioDynamics.

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(e)	CardioDynamics must notify Vermed of any discrepancies in the order, non-conforming Products, loss or defects within thirty (30) days of the date of receipt or Products will be deemed irrevocably accepted by CardioDynamics.

(f)	All returns of Products to Vermed by CardioDynamics’ customers for reasons other than non-conforming Products, loss or defects will be re-processed and returned to stock. A handling and re-packing fee of $5.00 per case for any such returns will be invoiced to CardioDynamics on a monthly basis.

Section 6. Prices; Payment Terms.

(a)	All prices are F.O.B. Bellows Falls, VT. CardioDynamics shall pay Vermed:

(i)	For BZ-4550-50 Sensors, $[CONFIDENTIAL TREATMENT REQUESTED];

(ii)	For BZ-1550-50 Sensors, $[CONFIDENTIAL TREATMENT REQUESTED];

(iii)	For Medis N-1201 Sensors, $[CONFIDENTIAL TREATMENT REQUESTED];

(iv)	For Medis N-1202 Sensors, $[CONFIDENTIAL TREATMENT REQUESTED]; plus

(v)	[CONFIDENTIAL TREATMENT REQUESTED].

(b)	CardioDynamics and Vermed shall periodically review prices and make mutually agreed-upon appropriate adjustments for commodity price, product design, and volume changes.

(c)	To facilitate the shipment of Products, CardioDynamics shall provide Vermed with CardioDynamics’ customer account information with certain common carriers and Vermed will use such carriers to ship Products. Vermed acknowledges that this information is confidential and agrees not to (i) use this information following expiration or termination of this Agreement or (ii) disclose this information to any other individual or entity without the express written permission of CardioDynamics for the term of this Agreement plus three (3) years.

(d)	Vermed shall invoice CardioDynamics for all Products as needed to meet CardioDynamics shipping schedule as provided by CardioDynamics computer data. The invoice will include the date, quantity, item number, and lot numbers of the Products shipped.

(e)

Payment will be due and payable to Vermed by CardioDynamics within 30 days of the date of the invoice. All payments received by Vermed from CardioDynamics will be first applied to any unpaid interest charges and then chronologically applied to the oldest invoice. Any invoice not paid when due shall have added to the unpaid balance thereof, on a monthly basis, interest at one percent per month (1.0%). If for any reason interest is in excess of the highest legal contract rate, such excess shall constitute and be treated as a

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payment on the principal and shall operate to reduce such principal by the excess amount paid. No payment by CardioDynamics or receipt by Vermed of a lesser amount than the full sum due shall be deemed to be other than a payment on account of the earliest amount due, nor shall any endorsement or statement on or accompanying any check or payment be deemed an accord and satisfaction, and Vermed may accept and process such check or payment without prejudice to its rights.

(f)	CardioDynamics agrees to pay all costs of collection, including attorney’s fees and expenses, incurred by Vermed for the collection of any amounts due Vermed by CardioDynamics, at trial and any appellate level. The right to such attorney’s fees and expenses shall be deemed to have accrued from the commencement of any such activities and shall be enforceable whether or not such action is filed or prosecuted to judgment.

Section 7. Inspections. CardioDynamics may, upon three (3) business days’ notice to Vermed, inspect manufacturing practices and quality assurance procedures at the Facility during normal operating hours. CardioDynamics’ quality audit experts and/or a laboratory selected by CardioDynamics may, at CardioDynamics’ cost and expense, monitor the quality of the finished Products, the ingredients and other materials used in the manufacture of the Products, and the production and packaging thereof. Vermed shall be responsible for all expenses relating to a formal corrective action (as described in the “Minimum Purchased Material quality Requirement” attached).

Section 8. Insurance. Vermed, at its expense, will carry and maintain (i) a $5,000,000 limit commercial general liability policy, including products liability coverage, and (ii) workers’ compensation in accordance with statutory requirements. Vermed’s commercial general liability coverage shall be expressly endorsed to name CardioDynamics as an additional insured with respect to claims arising out of or relating to the manufacture of Products hereunder. On request, Vermed shall provide to CardioDynamics a certificate of insurance verifying compliance with this provision to confirm that insurance remains in place during the term of this Agreement. The certificate of insurance must provide for 30 days’ prior written notice to CardioDynamics of any change or termination thereof.

Section 9. Limited Warranty; Limitation on Damages. VERMED WARRANTS THAT THE PRODUCTS WHICH ARE THE SUBJECT OF THIS AGREEMENT (1) WILL CONFORM TO CARDIODYNAMICS’ PRODUCT SPECIFICATIONS AND (2) WILL BE IN GOOD AND USEABLE CONDITION AND CONVEYED WITH GOOD TITLE, FREE FROM ANY LAWFUL SECURITY INTEREST, LIEN OR ENCUMBRANCE, AT THE TIME OF DELIVERY TO THE CARRIER. OTHER THAN AS EXPRESSLY STATED HEREIN, VERMED MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS AND/OR SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Vermed’s liability hereunder on account of any defective Products will be limited to the replacement thereof or actual damages incurred to the extent attributable to Vermed’s conduct, including the conduct of Vermed’s employees or agents, and/or to the extent attributable to Vermed’s breach hereunder. In no event will either party be liable to the other for any lost profits, incidental, special, consequential, punitive or exemplary damages.

Section 10. Facility Damage. Vermed shall notify CardioDynamics as soon as practicable in the event the Facility is damaged or destroyed to the extent Vermed’s ability to supply and sell the Products to CardioDynamics ceases or is substantially

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curtailed. In the event the Facility is damaged or destroyed to the extent Vermed’s manufacture of Products for CardioDynamics ceases or is substantially curtailed for a period of more than sixty (60) consecutive days, either party hereto shall have the option of immediately terminating this Agreement by written notice to the other party, unless within ten (10) days of such damage or destruction, Vermed provides CardioDynamics written assurance Vermed will immediately begin and promptly complete necessary repairs or reconstruction which will restore the Facility within ninety (90) days from the date of such written assurance, to an operating capacity that will permit the resumption of manufacture of Products. If the Facility is not restored in accordance with the preceding sentence within ninety (90) days from the date of such written assurance, either party may immediately terminate this Agreement upon written notice to the other party hereto.

Section 11. Confidential Information.

(a)	Except in accordance with the performance of its obligations hereunder, Vermed shall not use or disclose the ICG Technology or confidential information of CardioDynamics (the “CardioDynamics Confidential Information”) to others, without the express written permission of CardioDynamics, except that Vermed shall not be prevented from using or disclosing any such CardioDynamics Confidential Information which: (i) subsequent to the date hereof, through no act or failure to act on the part of the Vermed, becomes generally known or available; (ii) is already known by Vermed through lawful means at the time of receiving such CardioDynamics Confidential Information (it being understood that CardioDynamics Confidential Information received while Vermed was a subsidiary of CardioDynamics is excluded from the foregoing); (iii) is furnished to others by CardioDynamics without restriction; (iv) is hereafter furnished to Vermed by a third party who is lawfully entitled to receive and transfer the CardioDynamics Confidential Information; (v) is independently developed by Vermed; (vi) is purposefully made public by CardioDynamics, either through commercial use or sale by printed publication; (vii) is in the opinion of Vermed’s counsel required to be produced pursuant to court order or government action, provided that before it discloses any CardioDynamics Confidential Information in such circumstances, Vermed shall (to the extent permitted by law) promptly inform CardioDynamics of the full circumstances and the information required to be disclosed, so that CardioDynamics can seek any appropriate remedy to prevent such disclosure having to be made, and consult with CardioDynamics as to possible steps to avoid or limit disclosure, and as to the content of any such required disclosure, and take such of those steps as CardioDynamics may reasonably require.

(b)

Except in accordance with the performance of its obligations hereunder, CardioDynamics shall not use or disclose confidential information of Vermed (the “Vermed Confidential Information”) to others, without the express written permission of Vermed, except that CardioDynamics shall not be prevented from using or disclosing any such Vermed Confidential Information which: (i) subsequent to the date hereof, through no act or failure to act on the part of the CardioDynamics, becomes generally known or available; (ii) is already known by CardioDynamics through lawful means at the time of receiving such Vermed Confidential Information (it being understood that Vermed Confidential Information received while Vermed was a subsidiary of CardioDynamics is excluded from the foregoing); (iii) is furnished to others by Vermed without restriction; (iv) is hereafter furnished to CardioDynamics by a third party who is lawfully entitled to receive and transfer the Vermed Confidential Information; (v) is independently developed by CardioDynamics; (vi) is purposefully made public by Vermed, either through commercial use or sale by printed publication; (vii) is in the opinion of CardioDynamics’ counsel required to be produced pursuant to court order or government action, provided that

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before it discloses any Vermed Confidential Information in such circumstances, CardioDynamics shall (to the extent permitted by law) promptly inform Vermed of the full circumstances and the information required to be disclosed, so that Vermed can seek any appropriate remedy to prevent such disclosure having to be made, and consult with Vermed as to possible steps to avoid or limit disclosure, and as to the content of any such required disclosure, and take such of those steps as Vermed may reasonably require.

(c)	All CardioDynamics Confidential Information and Vermed Confidential Information that is to be treated as confidential pursuant to this Agreement shall be disclosed in writing and marked “Confidential” or “Proprietary.” Any proprietary disclosure, if made orally, shall be promptly confirmed in writing within thirty (30) days from the date of disclosure and identified as “Confidential” or “Proprietary” information if such party desires to keep such information proprietary and confidential under this Agreement.

(d)	Vermed shall maintain at least the same degree of diligence in the protection of CardioDynamics Confidential Information received under this Agreement as it does with regard to its own proprietary information of a similar nature. CardioDynamics shall maintain at least the same degree of diligence in the protection of Vermed Confidential Information received under this Agreement as it does with regard to its own proprietary information of a similar nature

(e)	The rights, duties, and obligations with respect to CardioDynamics Confidential Information and Vermed Confidential Information created herein shall survive the expiration or termination of this Agreement indefinitely.

(f)	Any custom tooling used by Vermed and purchased by CardioDynamics for the manufacture of Products will be returned to CardioDynamics at the expiration or termination of this Agreement (it being understood and acknowledged by the parties that “custom tooling” is not intended to refer to the ICG automated assembly equipment but rather any custom tooling such as “snap tooling” and the like).

Section 12. Force Majeure. Except in the event of Facility damage within the meaning of Section 10, if the performance by either party of any obligation is prevented by force majeure or any cause beyond the reasonable control of such party, that party shall notify the other in writing of the occurrence of that event, the date it occurred and the effects of that event on its ability to perform its obligations under this Agreement. Each party hereto shall be excused from performance of any obligation hereunder while and during such time as performance of such obligation is prevented by force majeure or any cause beyond the reasonable control of such party, including strikes and lockouts, labor troubles, inability to procure materials, failure of power and utilities, restrictive governmental laws or regulations, riots, insurrection, war or other reason beyond its control (including the act, failure to act or default of the other party); provided, however, that such provision shall not apply to any payment obligations arising prior to the force majeure event hereunder which shall remain in full force and effect notwithstanding an event of force majeure. In the event such force majeure event continues for a period of more than thirty (30) consecutive days, or intermittently occurs for thirty (30) days in any rolling ninety (90) day period after the commencement of the event, either party hereto shall have the option of immediately terminating this Agreement by written notice to the other party.

Section 13. Indemnification.

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(a)	Vermed shall indemnify, hold harmless and defend CardioDynamics from and against any and all loss, damages, injuries, liabilities, demands and obligations (including legal fees and expenses) on account of the death of any person or for loss or damage to property suffered by third-parties arising from or relating to Vermed’s negligence or failure to manufacture the Products in accordance with CardioDynamics’ product specifications; provided, however, that Vermed shall have no duty to indemnify CardioDynamics to the extent any such loss, damage, injury, etc., is directly caused by the negligence or intentional act or omission of CardioDynamics. Vermed shall also indemnify, hold harmless and defend CardioDynamics from and against any and all claims, losses, liabilities, demands and obligations (including legal fees and expenses) that CardioDynamics may suffer, or incur arising from or relating to any breach or violation by Vermed of any of its obligations in this Agreement. Vermed shall have the full right to defend, settle, compromise, pursue or contest any proceedings as to which it shall be obligated to indemnify CardioDynamics as provided herein, employing counsel selected by Vermed and reasonably satisfactory to CardioDynamics, but Vermed shall have no authority to agree to any settlement or other resolution that imposes any financial cost on CardioDynamics or that is materially adverse to its interests. As a condition to CardioDynamics’ right of indemnification, CardioDynamics shall be obligated to cooperate reasonably with Vermed in any such proceedings, and to give Vermed prompt notice of any claim as to which a right of indemnification may exist or be asserted.

(b)	CardioDynamics will defend, indemnify and hold Vermed, its directors, officers, employees and agents, harmless from and against all costs, claims, damages, fines, fees and expenses of every kind and description, that may result from or arise out of Vermed’s compliance with CardioDynamics’ product specifications provided by CardioDynamics, including liability or property damage claims or suits (including damage to property of CardioDynamics); provided, however, that CardioDynamics shall have no duty to indemnify Vermed to the extent any such loss, damage, injury, etc., is directly caused by the negligence or intentional act or omission of Vermed. CardioDynamics shall also indemnify, hold harmless and defend Vermed from and against any and all claims, losses, liabilities, demands and obligations (including legal fees and expenses) that Vermed may suffer, or incur arising from or relating to any breach or violation by CardioDynamics of any of its obligations in this Agreement. CardioDynamics shall have the full right to defend, settle, compromise, pursue or contest any proceedings as to which it shall be obligated to indemnify Vermed as provided herein, employing counsel selected by CardioDynamics and reasonably satisfactory to Vermed, but CardioDynamics shall have no authority to agree to any settlement or other resolution that imposes any financial cost on Vermed or that is materially adverse to its interests. As a condition to Vermed’s right of indemnification, Vermed shall be obligated to cooperate reasonably with CardioDynamics in any such proceedings, and to give CardioDynamics prompt notice of any claim as to which a right of indemnification may exist or be asserted.

Section 14. Relationship of Parties. Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers, or of agency or employment, and, except to the extent, if at all, otherwise expressly provided herein, no party shall have the power to obligate or bind any other party in any manner whatsoever.

Section 15. Taxes. Vermed shall be responsible for the payment of property taxes levied on all manufacturing materials and ingredients which it owns which are in its possession; provided, however,

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that CardioDynamics shall be solely responsible for the payment of any sales taxes due on finished Products delivered in accordance with Section 5.

Section 16. Termination. Either party may terminate this Agreement immediately upon:

(a)	the entry of an Order for Relief naming the other party as a debtor under Title 11 of the U.S. Code or upon the entry of a decree or order by a court having competent jurisdiction in respect to any petition filed or action respecting a party directly involved in a reorganization, arrangement, creditors composition, readjustment, liquidation, dissolution, bankruptcy, or similar relief under any other present or future statute, law or regulation, whether or not resulting in the appointment of a receiver, liquidator, assignee, trustee, custodian or other similar official, any such decree or order is in effect for a period of forty-five (45) consecutive days;

(b)	the making by the other party of an assignment for the benefit of creditors, or the admission by such party in writing of its inability to pay its debts generally as they become due, or the taking of action by a party in furtherance of any such action;

(c)	the entry of an order of any governmental agency, court or administrative body requiring termination of this Agreement; or

(d)	the default by a party in the performance or compliance with any of the agreements, terms, covenants or conditions in this Agreement for a period of thirty (30) days after notice from the non-defaulting party to the other specifying the items in default, or in the case of a default of which cannot with commercially reasonable due diligence be cured within said thirty (30) day period, if the defaulting party fails to commence within said thirty (30) day period the steps necessary to cure the same or thereafter to prosecute the curing of such default with commercially reasonable due diligence (it being understood that the time within which to cure shall be extended for such period as may be necessary to complete the same with all due diligence).

Upon the termination of this Agreement, Vermed will fill outstanding purchase orders submitted by CardioDynamics prior to termination, but may ship such Products C.O.D. unless CardioDynamics has provided other assurance of payment to Vermed that is acceptable to Vermed in its sole discretion. Upon the termination of this Agreement, CardioDynamics shall also pay Vermed and be responsible for any and all unique materials associated with the current cancelled blanket order and finished product up to the safety stock quantity at the time of termination. No such termination shall relieve either party from the duty to perform all duties and obligations that accrued prior to the effective date of termination.

Section 17. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing, addressed to the intended recipient as set forth below, and shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail; or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

If to Buyer:	Michael K. Perry
CardioDynamics International Corporation
6175 Nancy Ridge Drive, Suite 300

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San Diego, California 92121
Facsimile: (858) 535-0055

with a copy (not
constituting notice) to:	David R. Snyder, Esq.
Pillsbury Winthrop Shaw Pittman LLP
501 W. Broadway, Suite 1100
San Diego, California 92101
Facsimile: (619) 236-1995

If to Seller:	Vermed, Inc.
Attn.: Rich Kalich
9 Lovell Drive
Bellows Falls, Vermont 05101-1556
Facsimile: (802) 463-9318

with a copy (not
constituting notice) to:	Stephen P. Magowan, Esq.
Gravel and Shea
P. O. Box 369
76 St. Paul Street, 7th Floor
Burlington, Vermont 05402-0369
Facsimile: (802) 658-1456

Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

Section 18. Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of CardioDynamics and Vermed and their respective successors and permitted assigns; provided, however, that neither party shall have the right to assign all or any portion of its rights nor delegate all or any portion of its duties hereunder (in each case by operation of law or otherwise) without the prior written consent of the other.

Section 19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

Section 20. Survival of Terms. The rights and obligations of the parties under Sections 2, 6, 9, 11, 13 and 14 through25 shall survive any termination or expiration of this Agreement.

Section 21. Costs of Suit and Enforcement. If either party resorts to suit or other legal proceedings to enforce any right or remedy hereunder, the non-prevailing party agrees to pay the prevailing party’s costs of suit and enforcement, including reasonable attorneys’ fees and expenses.

Section 22. Forum Selection; Venue. All questions or controversies arising out of or in any way relating to this Agreement or any other aspect of the commercial relationships between Vermed and CardioDynamics shall be submitted to the United States District Court for the District of Vermont or, in the event that District Court is without subject matter jurisdiction, to the courts of the State of Vermont having subject matter jurisdiction, and the parties submit themselves to the personal jurisdiction of such

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District Court or Vermont State Court, as the case may be, and any service of a summons, process or other paper in connection with such proceedings may be made by giving notice as provided in this Agreement. Nothing herein contained shall be construed as intended to preclude or in any way prohibit Vermed from instituting and otherwise prosecuting to judgment a lawsuit in any court of competent jurisdiction to effect the collection of any sums due it or to enforce any right or remedy arising hereunder or otherwise.

Section 23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 24. Captions; Headings. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of such sections, nor in any way affect this Agreement or have any substantive effect. The word “including” shall mean “including without limitation.”

Section 25. Entire Agreement; Amendment, Waiver. This Agreement, together with the exhibits and schedules, embodies the entire agreement and understanding between the parties relating to the subject matter hereof and there are no covenants, promises, agreements, conditions or understandings, oral or written, except as herein set forth. Neither this Agreement nor any of the exhibits or schedules hereto may be amended, waived or discharged except by an instrument in writing executed by both of the parties. A waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized agents to executed and deliver this Agreement as of the 31st day of August 2007.

IN PRESENCE OF:	VERMED, INC.

/s/ Margaret L. Montgomery	By:	/s/ Richard L. Kalich
Witness		Richard L. Kalich
President

CARDIODYNAMICS INTERNATIONAL CORPORATION

/s/ Patty M. DeGaetano	By:	/s/ Michael K. Perry
Witness		Michael K. Perry
Chief Executive Officer

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Exhibit “A”

Vermed Minimum Purchased Material Quality Requirements

Vermed shall maintain a documented quality system that complies with the FDA Quality System Regulation (Code of Federal Regulations 21 C.F.R. Part 820) and the ISO 13485:2003 Standard. CardioDynamics may audit Vermed’s quality system at periodic intervals (typically once every two years) upon written advance notification. CardioDynamics may also request periodic, joint quality assurance meetings at Vermed’s facility to update the status of product quality and reliability.

Upon request from CardioDynamics, Vermed shall provide documented corrective action plans to address audit deficiencies or to prevent product deviations from the specification. Vermed shall have a total of thirty (30) days from receiving a corrective action request from CardioDynamics to submit formal documentation to address the non-conformance and provide details of the corrective action.

Where applicable, Vermed shall also maintain compliance to EU directives and their member state transpositions, specifically EU Directive 2002/95/EC (RoHS Directive) and 2002/96/EC (WEEE Directive) as amended.

Changes proposed by Vermed, both material and process changes, which may affect form, fit, function, reliability, performance or safety must be submitted in writing for CardioDynamics’ approval. This includes, but is not limited to, changes of sources of material and parts, changes in manufacturing processes, test procedures, manufacturing locations, relocation or replacement of equipment and any similar changes that are anticipated by sub-suppliers. The change must not be implemented without prior written consent from CardioDynamics, which shall not be unreasonably withheld. In addition, CardioDynamics has the right to request samples for evaluation by CardioDynamics.

Vermed shall maintain clear, clean and accurate records of results of acceptance activities for each Product delivered to CardioDynamics. These records shall include the test/inspection criteria, revision level of documents/equipment/software used, activities performed (planning, routing or traveler sheets), dates of test/inspection, results and identification of the individual(s) conducting the activities. Where applicable, these records shall include a list of the equipment used for test/inspection. Vermed shall store all records pertaining to the Product until CardioDynamics notifies Vermed that the product life has ended and/or CardioDynamics requests the records.

Vermed shall maintain a documented reporting system to CardioDynamics when Vermed has knowledge of any product issue related to safety or quality that results in stopping shipment or requires a recall. Any actions taken by Vermed to report a recall to a regulated agency must be communicated to CardioDynamics immediately (within 24 hours). CardioDynamics has the right to request Vermed to provide all documents regarding the specific issue including the analysis, root cause and corrective action taken to minimize any risk to CardioDynamics’ customers.

Vermed shall ensure that all CardioDynamics documentation is controlled and distributed with the correct revision level to the appropriate personnel that produce the product for CardioDynamics. Vermed shall also ensure that all CardioDynamics documentation is treated as proprietary and confidential. Vermed

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shall be responsible for ensuring that all applicable CardioDynamics documentation is provided to all of the Vermed’s sub-suppliers involved in the supply of product for CardioDynamics.